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                                   EXHIBIT 99

                               TCA CABLE TV, INC.
                AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN




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                               TCA CABLE TV, INC.
                AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN


                                   ARTICLE II
                                    THE PLAN

         2.1 Name. This Plan shall be known as the TCA Cable TV, Inc. Amended and Restated Incentive Stock Option Plan. This Plan amends and restates the "TCA Cable TV, Inc. Second Amended and Restated Incentive Stock Option Plan." Capitalized terms used herein are defined in Article VI hereof.

         2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by encouraging and enabling selected key Employees to acquire and retain a proprietary interest in the Company by ownership of its capital stock and to provide an incentive for such Employees to remain in the employ of and to serve the Company and its Subsidiaries. It is intended that Options issued pursuant to Article III shall constitute "incentive stock options" within the meaning of Section 422 of the Code.

         2.3 Shares Subject to Plan. Subject to adjustment pursuant to the provisions of Section 5.3, the maximum aggregate number of shares of Common Stock that may be issued hereunder shall not exceed 3,000,000 shares. The maximum aggregate number of shares of Common Stock with respect to which Options may be granted to any Optionee during the term of the Plan shall not exceed 1,500,000 shares. The shares of Common Stock to be issued pursuant to the Plan shall either be authorized and unissued shares of Common Stock or shares of Common Stock issued and thereafter acquired by the Company.

         2.4 Options and Shares Granted under Plan. Plan Shares with respect to which an Option has been exercised shall not again be available for grant hereunder. If an Option terminates for any reason without being wholly exercised, a new Option may be granted hereunder covering the number of Plan Shares to which the termination relates; provided, that with respect to the Optionee who held the terminated Option, the number of Plan Shares subject to such terminated Option shall continue to count against the maximum number of Plan Shares for which Options may be granted to the Optionee pursuant to the Plan.

         2.5 Effective Date. The effective date of the Plan shall be January 27, 1999, that is, the date on which it was approved and adopted by the Board; provided, that any grants of Options hereunder are conditioned upon approval of the Plan by the shareholders of the Company; and provided, further, that no Option may be exercised unless the Plan is approved by a vote of the majority of the shareholders of the Company's Common Stock present or represented and entitled to vote at a meeting of the shareholders of the Company held within twelve (12) months following the date of the Plan's adoption by the Board.





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         2.6 Eligibility. Any Employee shall be eligible to participate in the
Plan. An Optionee may hold more than one Option, but only on the terms and subject to the restrictions hereinafter set forth.

         2.7 Reservation of Shares of Common Stock. During the term of the Plan, the Company shall at all times reserve and keep available such number of shares of Common Stock as shall be necessary to satisfy the requirements of the Plan as to the number of Plan Shares. In addition, the Company shall from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority that is necessary to issue Plan Shares hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance of any Plan Shares shall relieve the Company of any liability in respect of the nonissuance of Plan Shares as to which the requisite authority shall not have been obtained.

         2.8      Tax Withholding and Reporting.

                  (a) Condition Precedent. The issuance of Plan Shares pursuant to the exercise of any Option is subject to the condition that if at any time the Committee shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state, or local law is necessary or desirable as a condition of, or in connection with such issuance, then the issuance of Plan Shares shall not be effected unless the withholding shall have been effected or obtained in a manner acceptable to the Committee.

                  (b) Manner of Satisfying Withholding Obligation. When the Committee requires an Optionee to pay an amount required to be withheld under applicable income tax laws in connection with subsection (a) above, such payment shall be made, as the Committee may in each case in its discretion determine,
(i) in cash, (ii) by check, (iii) by delivery of shares of Common Stock already owned by the Optionee having a Fair Market Value on the Tax Date equal to the amount required to be withheld, (iv) through the withholding by the Company of a portion of the Plan Shares acquired upon the exercise of an Option having a Fair Market Value on the Tax Date equal to the amount required to be withheld, or (v) in any other form of valid consideration.

                  (c) Notice of Disposition of Plan Shares. The Company may require as a condition to the issuance of Plan Shares covered by any Incentive Stock Option that the party exercising the Option give a written representation to the Company, satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that such party shall report to the Company any disposition of such Plan Shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If, and to the extent that, the realization of income in such a disposition imposes upon the Company or any Subsidiary federal, state, or local withholding tax requirements or any such withholding is required to secure for the Company or any Subsidiary an otherwise available tax deduction, the Company shall have the right to require that the recipient remit an amount sufficient to satisfy those requirements; and the Company may require as a condition to the issuance of Plan Shares covered by an Incentive Stock Option that the party




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exercising such Option give a satisfactory written representation promising to make such a remittance.

         2.9 Payment of Option Price. Upon exercise of an Option, the purchase price for the Plan Shares subject to the Option shall be paid in full (i) in cash, or (ii) by delivery of shares of Common Stock already owned by the Optionee with a Fair Market Value on the date of exercise equal to the purchase price.

         2.10 Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to any Plan Shares subject to an Option until the date of issuance of a stock certificate representing such Plan Shares to the Optionee. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

         2.11 Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew any outstanding Option (to the extent not previously exercised) and authorize the granting of a new Option or Options in substitution therefor (to the extent not previously exercised). The Committee shall not, however, modify any outstanding Option so as to specify a lower purchase price for the Plan Shares subject to the Option or accept the surrender of an outstanding Option and authorize the granting of a new Option in substitution therefor specifying such lower purchase price. Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted under the Plan.

         2.12 Compliance with Securities Laws. Plan Shares shall not be issued pursuant to the exercise of any Option unless the issuance and delivery of the Plan Shares shall comply with all relevant provisions of state and federal law (including without limitation (i) the Securities Act and the rules and regulations promulgated thereunder and (ii) the requirements of any stock exchange upon which the Plan Shares may then be listed) and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may also require an Optionee to furnish evidence satisfactory to the Company, including without limitation a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the Plan Shares are being acquired only for investment and without any present intention to sell or distribute such Plan Shares in violation of any state or federal law, rule, or regulation. Further, each Optionee shall consent to the imposition of a legend on the certificate representing the Plan Shares issued pursuant to exercise of an Option, restricting their transfer as required by law or this Section.

         2.13 Acceleration in Certain Events. The Committee may accelerate the exercisability of any Option in whole or in part at any time. Notwithstanding the provisions of any Option agreement, the following provisions shall apply:

                  (a) Mergers and Reorganizations. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means




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of a sale, merger, or other reorganization, liquidation or otherwise, each outstanding Option shall become immediately exercisable with respect to the full number of Plan Shares subject to such Option during the period commencing on the effective date of the agreement to dispose of all or substantially all of the assets or stock of the Company and ending on the date that (i) the disposition of assets or stock contemplated by the agreement is consummated or (ii) the Option is otherwise terminated in accordance with its terms or the provisions of this Plan, whichever occurs first. Outstanding Options shall not become immediately exercisable, however, if the transaction contemplated in the agreement is a merger or reorganization in which the Company survives and the shareholders of the Company who are shareholders on the date the Options in question were granted shall continue to own at least fifty percent (50%) of the total combined voting power of all classes of stock of the Company after the transaction.

                  (b) Change in Control. In the event of a change in control or threatened change in control of the Company, all Options granted prior to the change in control or threatened change in control shall become immediately exercisable. The term "change in control" for purposes of this Section refers to the acquisition of fifteen percent (15%) or more of the voting securities of the Company by any person or by persons acting as a group within the meaning of
Section 13(d)(3) of the Exchange Act (other than an acquisition by (i) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) of the Company or of its Subsidiaries, including a trust established pursuant to such plan); provided that no change in control or threatened change in control shall be deemed to have occurred if (i) prior to the acquisition of, or offer to acquire, fifteen percent (15%) or more of the voting securities of the Company, the Board has adopted, by not less than two-thirds (2/3) vote, a resolution specifically approving such acquisition or offer, or (ii) the acquisition consists of (A) a transfer of the Company's voting securities by a person who is the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the voting securities of the Company (a "15 Percent Owner") to (1) a member of the 15 Percent Owner's immediate family (within the meaning of Rule 16a-1(e) promulgated under the Exchange Act) either during the 15 Percent Owner's lifetime or pursuant to the laws of descent and distribution; (2) any trust as to which the 15 Percent Owner or a member (or members) of the 15 Percent Owner's immediate family (within the meaning of Rule 16a-1(e) promulgated under the Exchange Act) is the beneficiary; (3) any trust as to which the 15 Percent Owner is the settlor with sole power to revoke; (4) any entity over which the 15 Percent Owner has the power, directly or indirectly, to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise; or (5) any charitable trust, foundation or corporation under Section 501(c)(3) of the Code that is funded by the 15 Percent Owner; or (B) the acquisition of voting securities of the Company by either (i) a 15 Percent Owner or (ii) a person, trust or other entity described in the foregoing clauses (A)(1)-(5) of this Section. The term "person" for purposes of this Section refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Whether a change in control is threatened shall be determined solely by the Board.

         2.14 Employment of Optionee. Nothing in the Plan or in any Option shall confer upon any




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Employee any right to continued employment by the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment.

         2.15     Termination of Employment.

                  (a) If an Optionee ceases to be employed by the Company or a Subsidiary for any reason other than death or for Cause, any Option held by the Optionee shall be exercisable by the Optionee at any time prior to the expiration date of the Option or prior to the date that is three (3) months (one
(1) year in the case of termination by reason of Permanent Disability) after the date of termination, whichever is earlier, but only to the extent that the Optionee had the right to exercise the Option on the date of termination.

                  (b) If an Optionee dies while employed by the Company or a Subsidiary or within three (3) months after termination of employment, any Option held by the Optionee shall be exercisable by the person or persons to whom the Optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of the Option or prior to the date that is one (1) year after the date of the Optionee's death, whichever is earlier, but only to the extent that the Optionee had the right to exercise the Option on the date of the Optionee's death.

                  (c) Effective with respect to Options granted after the Effective Date, if an Optionee ceases to be employed by the Company or a Subsidiary because the Optionee's employment with the Company or a Subsidiary is terminated for Cause, any Option held by the Optionee shall automatically expire on the date of such termination. If any facts that would constitute Cause for termination or removal of an Optionee are discovered after the Optionee's employment with the Company or a Subsidiary has ended, any Option then held by the Optionee may be immediately terminated by the Committee.

         2.16 Transferability of Awards. Except as may be agreed upon by the Committee in accordance with this Section, Options shall not be transferable other than by will or the laws of descent and distribution or, with respect to Nonqualified Stock Options, pursuant to the terms of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and, with respect to Incentive Stock Options, may be exercised during the lifetime of an Optionee only by the Optionee or by his legally authorized representative. The designation by an Optionee of a beneficiary shall not constitute a transfer of the Option. The Committee may, in its discretion, provide in an Option agreement that Nonqualified Stock Options may be transferred to members of the Optionee's immediate family, trusts for the benefit of such immediate family members, and partnerships in which such immediate family members are the only partners, provided that there is no consideration for the transfer.

                                   ARTICLE III
                                 ADMINISTRATION

         3.1 Administration. The Plan shall be administered by a Committee of not fewer than




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two members of the Board and each member shall be a "Non-Employee Director"
within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning Section 162(m) of the Code and the regulations issued pursuant thereto. Subject to the provisions of the Plan, the Committee shall have the sole discretion and authority to determine from time to time the Employees to whom Options shall be granted and the number of Plan Shares subject to each Option, to interpret the Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Option agreement, to modify or amend any Option agreement or waive any conditions or restrictions applicable to any Options (or the exercise thereof), and to make all other determinations necessary or advisable for the administration of the Plan. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Actions by a majority of the Committee members at which a quorum is present, or actions reduced to or approved in writing by a majority of the Committee members shall be the valid actions of the Committee. No Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

         3.2 Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, Committee members shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a part by reason of any action taken or failure to act under or in connection with the Plan or any Option thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that a Committee member is liable for negligence or misconduct in the performance of such member's duties; provided, that within sixty (60) days after institution of any such action, suit or proceeding the Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

                                   ARTICLE IV
                             INCENTIVE STOCK OPTIONS

         4.1 Terms and Conditions. The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.

         4.2 Purchase Price. The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares on the date of grant.





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         4.3 Duration of Options. Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall the Option be exercisable after the expiration of ten (10) years from the date of grant. In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

         4.4 Ten Percent Shareholders. Any Option granted pursuant to this Article to an individual who, at the time the Option is granted, owns shares possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or any Subsidiary shall meet the following conditions: (i) the purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of the Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Plan Shares on the date of grant; and (ii) the Option shall not be exercisable after the expiration of five
(5) years from the date of grant.

         4.5 Maximum Amount of Options First Exercisable in Any Calendar Year. The aggregate Fair Market Value of Plan Shares (determined on the date the Option is granted) with respect to which Options issued under this Article are exercisable for the first time by any Optionee during any calendar year under all incentive stock option plans of the Company and its Subsidiaries shall not exceed $100,000. Any portion of an Option granted hereunder in excess of the foregoing limit shall be considered granted pursuant to Article IV.

         4.6 Individual Option Agreements. Each Optionee receiving Options pursuant to this Article shall be required to enter into a written Option agreement with the Company. In such Option agreement, the Optionee shall agree to be bound by the terms and conditions of the Plan, the Options granted hereunder, and such other matters as the Committee deems appropriate.

                                    ARTICLE V
                           NONQUALIFIED STOCK OPTIONS

         5.1 Terms and Conditions of Options. The terms and conditions of Options granted under this Article may differ from one another as the Committee shall, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.

         5.2 Purchase Price. Effective with respect to Options granted after the Effective Date, the purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall not be less than the Fair Market Value of the Plan Shares on the date of grant.

         5.3 Duration of Options. Each Option granted pursuant to this Article and all rights thereunder shall expire on the date determined by the Committee, but in no event shall the Option be exercisable after the expiration of ten (10) years from the date of grant. In addition, each Option shall be subject to early termination as provided elsewhere in the Plan.

         5.4 Individual Option Agreements. Each Optionee receiving Options pursuant to this Article shall be required to enter into a written Option agreement with the Company. In such Option




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agreement, the Optionee shall agree to be bound by the terms and conditions of the Plan, the Options granted hereunder, and such other matters as the Committee deems appropriate.

                                   ARTICLE VI
                      TERMINATION, AMENDMENT AND ADJUSTMENT

         5.1 Term of Plan. The Plan shall terminate on the date that is one day prior to the tenth (10th) anniversary of the Plan's effective date and no Options shall be granted under the Plan thereafter.

         5.2 Amendment of the Plan. The Board may from time to time, with respect to any Plan Shares at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, that no amendment or revision may be made without the approval of the shareholders of the Company if such approval is required under the Code, Rule 16b-3 promulgated under the Exchange Act or any other applicable law or rule. No amendment, suspension, or termination of the Plan shall, without the consent of the Optionee who has received an Option hereunder, alter or impair any of that Optionee's rights or obligations under any Option granted prior to that amendment, suspension, or termination.

         5.3 Capital Adjustments Affecting Stock. In the event of a capital adjustment to the outstanding Common Stock of the Company resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to this Plan and the number of Plan Shares under Option shall be adjusted consistent with such capital adjustment. The granting of an Option hereunder shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business assets.

                                   ARTICLE VII
                                   DEFINITIONS

         7.1 Definitions. As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

         "Board" means the Board of Directors of the Company.

         "Cause" has the meaning set forth in an Employee's written employment agreement with the Company or a Subsidiary; provided, that with respect to an Employee that does not have such a written agreement with the Company or a Subsidiary, Cause shall be determined in accordance with the policies and procedures of the Company or a Subsidiary.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means the Committee appointed in accordance with Section
2.1.




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         "Common Stock" means the Common Stock, par value $0.10 per share, of the Company or, in the event that the outstanding shares of such Common Stock are hereafter changed into or exchanged for shares of a different stock or security of the Company or some other corporation, such other stock or security.

         "Company" means TCA Cable TV, Inc., a Texas corporation.

         "Employee" means an employee (within the meaning of Section 3401(c) of the Code and the regulations thereunder) of the Company or of any Subsidiary of the Company that adopts the Plan, including officers.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" means such value as determined by the Committee on the basis of such factors as it deems appropriate; provided, that if the Common Stock is traded on a national securities exchange or transactions in the Common Stock are quoted on the Nasdaq National Market System, such value as shall be determined by the Committee on the basis of the reported sales prices for the Common Stock on the date for which such determination is relevant, as reported on the national securities exchange or the Nasdaq National Market System, as the case may be. If the Common Stock is not listed and traded upon a recognized securities exchange or on the Nasdaq National Market System, the Committee shall make a determination of Fair Market Value on a reasonable basis which may include the mean between the closing bid and asked quotations for such stock on the date for which such determination is relevant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the date for which such determination is relevant, then on the basis of the mean between the closing bid and asked quotations on the date nearest preceding the date for which such determination is relevant for which such bid and asked quotations were available.

         "Incentive Stock Option" means an Option granted pursuant to Article
III.

         "Nonqualified Stock Option" means an Option granted pursuant to Article IV.

         "Option" means an Incentive Stock Option or a Nonqualified Stock
Option.

         "Optionee" means an Employee to whom an Option has been granted hereunder.

         "Permanent Disability" has the meaning provided for that term in
Section 22(e)(3) of the Code.

         "Plan" means the TCA Cable TV, Inc. Amended and Restated Incentive Stock Option Plan, as set forth herein and as amended from time to time.





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         "Plan Shares" means shares of Common Stock issuable pursuant to the
Plan.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

         "Tax Date" means the date on which the amount of tax to be withheld is determined.